Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Class A Common Stock, $0.000006 par value, of Z Holdings Group, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  September 19, 2014

/s/ Scot Scheer, as Managing Member Moorpark Limited, LLC

/s/ Scot Scheer Scot Scheer, Individual

/s/ Lisa DeNunzio Lisa DeNunzio, Individual

/s/ Thomas DeNunzio Thomas DeNunzio, Individual